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                                                                    EXHIBIT 10.7



                          CORPORATE SERVICES AGREEMENT

         THIS CORPORATE SERVICES AGREEMENT (the "Services Agreement") is executed as of November 6, 1998, by and between Nichols Research Corporation, a Delaware Corporation ("Nichols Research"), and Nichols TXEN Corporation, a Delaware Corporation ("TXEN").

  RECITALS:

         TXEN is presently wholly owned by Nichols Research. TXEN proposes to file with the Securities and Exchange Commission (the "SEC") a Form S-1 Registration Statement related to an initial public offering of common stock of TXEN (the "Offering"). After the Offering, Nichols Research will own approximately 78% of the outstanding Common Stock of TXEN (75% if the Underwriters' over-allotment option is exercised in full). Nichols Research and TXEN recognize that it is to their mutual advantage to centralize certain administrative and financial services, and that such centralized services are most efficiently administered by Nichols Research. By this Agreement, Nichols Research and TXEN intend to set forth the agreement of the parties related to such services.

AGREEMENT:

         It is mutually agreed by the parties as follows:

1.       COMPENSATION.

         1.1 Compensation. For performing the services described in Section 4 of this Services Agreement, TXEN shall pay Nichols Research an annual fee equal to 2.4% of operating expenses less cost of goods sold defined as direct materials and purchased labor. Such amount shall be prorated on a daily basis for any partial year. This fee is intended to compensate Nichols Research for TXEN's pro rata share of the aggregate costs incurred by Nichols Research in connection with the provision of such services to other subsidiaries and operating divisions. The fee may be adjusted at any time by mutual agreement of Nichols Research and TXEN.

         1.2 Additional Services. In addition to the services listed in Section 4, certain other administrative and technical services contemplated under this Agreement may be rendered by Nichols Research to TXEN if requested by TXEN. These services may include, but are limited to, services specifically requested by TXEN or services which, in the judgment of Nichols Research, are not routine administrative services or create unusual burdens or demands on the resources of Nichols Research, such as support for litigation, acquisitions, securities offerings, tax audits, and corporate development. TXEN shall be under no obligation to contract with Nichols Research for such services and may perform such services or may contract with a third party for such services. In the event TXEN contracts with Nichols Research for such additional services, TXEN shall pay Nichols Research an amount equal to the cost incurred to perform such services, plus a reasonable fee as agreed to by the parties. The costs incurred to perform such services shall include out-of-pocket expenses and an allocable share of overhead and general administrative expenses.

         1.3 Payment and Billing Schedule. The charges for services pursuant to Subsections 1.1 and 1.2 above shall be determined and paid on a quarterly or more frequent basis. The charges shall be paid no later than 30 days from billing.

2. TERM. The term of this Services Agreement shall be for a period of one year commencing on the



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effective date of the Offering. This Services Agreement shall automatically renew at the end of the initial term for successive one-year terms until terminated in accordance with Section 3.

3. TERMINATION. After the initial one year term, either party may terminate this Services Agreement on ninety days prior written notice to the other party.

4. SERVICES. Beginning on the date of this Services Agreement, Nichols Research, through its corporate staff, will provide or otherwise make available to TXEN certain general corporate services, including, but not limited to the following:

         4.1 Management Support. Nichols Research will provide management support to TXEN, including reasonable access to key management personnel of Nichols Research for consultation and advice regarding strategic business planning, corporate development, acquisitions, and technology. Nichols Research will also provide assistance to develop and implement policies and procedures related to human resources and employee training.

         4.2 Risk Management. Nichols Research will assist TXEN in the development and implementation of an appropriate risk management program. Nichols Research shall arrange for and pay the premium cost of liability, property, casualty, and other normal business insurance coverage, provide a centralized insurance purchasing service for such insurance coverage, and manage all insurance claims under TXEN's insurance policies. Nichols Research shall not be responsible for paying the premium cost of workers' compensation insurance. Nichols Research shall assist TXEN when necessary to develop and maintain suitable worker safety and employment-related programs.

         4.3 Financial Services. Nichols Research shall provide credit management services to TXEN, including coordination and management of credit facilities. The credit facilities may include loans from third party lenders or Nichols Research. Nichols Research shall be under no obligation to loan funds to TXEN, and TXEN shall be under no obligation to borrow funds from Nichols Research, but if any such credit facility is offered from Nichols Research to TXEN it will be at rates and upon terms experienced by Nichols Research from third-party lenders. Nichols Research shall serve as a central depository for cash held by TXEN and shall provide the financial services listed in Exhibit 1 to this Services Agreement.

         4.4 Securities Compliance. Nichols Research will provide services and assistance to enable TXEN to comply with its reporting obligations under the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations of the Nasdaq Stock Market. Such assistance will include preparation of Forms 10-K, 10-Q, and 8-K under the 1934 Act. Nichols Research will provide necessary resources to enable TXEN to make EDGAR filings with the SEC. Nichols Research shall provide internal audit support services for such filings and reports, including accounting staff as required. Accounting and financial reporting policies and procedures will be established by the Chief Financial Officer of Nichols Research (the "Nichols' CFO"). The parties acknowledge that Nichols Research is a reporting company under the 1934 Act. Because of TXEN's status as a majority owned subsidiary of Nichols Research, the parties also acknowledge that Nichols Research has a material interest in the financial statements and reports of TXEN to insure that accounting matters are treated consistently between the parties. Therefore, before financial statements of TXEN are released publicly or are included in a filing with the SEC or the Nasdaq Stock Market, such financial statements will be furnished to the Nichols' CFO for review and comment. All public releases of financial information will be authorized in advance by the Nichols' CFO. Nichols Research will administer a program to promote compliance by the officers and directors of TXEN with their reporting requirements under Sections 13 and 16 of the 1934 Act. Nichols Research shall prepare documents necessary for officer and director compliance under Section 16 of the 1934 Act, including Forms 3, 4, 5, 13G and 13D. Nichols Research shall maintain


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detailed records and SEC receipts of all such filings and shall administer periodic reminders to Section 16 officers. Nichols Research shall periodically provide information to officers and directors of TXEN with respect to their responsibilities under Section 16 of the Act.

         4.5 Corporate Record Keeping. Nichols Research shall maintain detailed records of TXEN's historical and current financial data. In addition, Nichols Research shall assist in preparing the minutes of meetings of the boards of directors and shareholders, and shall maintain records pertaining to stock offerings, acquisition transactions, and annual meetings.

         4.6 Annual Shareholders Meetings and Proxy Statement Preparation. Nichols Research shall provide assistance to conduct the annual meeting of TXEN shareholders. Nichols Research shall assist in the preparation of the notice of the annual meeting, proxies and proxy statements related thereto, the solicitation of proxies, and the filing of any preliminary or definitive proxy statements with the SEC and the Nasdaq Stock Market. Nichols Research shall assist TXEN in design, preparation, drafting and distribution of its annual report to shareholders. Printing and distribution costs related to the proxy materials for the annual meeting shall be paid by TXEN.

         4.7 Stock Plan Administration Services. Subject to the direction of the administrative committees of TXEN's compensation stock plans, Nichols Research shall administer TXEN's stock option plans, employee stock purchase plans and non-employee director stock option plans. Nichols Research shall maintain records of grant dates, shares covered by option grants, vesting schedules, expiration dates and other information necessary for proper administration of the TXEN compensatory stock plans. Nichols Research shall also prepare stock option grant agreements and stock option exercise notices.

         4.8 Investor and Media Relations. Nichols Research shall prepare quarterly stock reports, track outstanding shares, communicate appropriate information to transfer agents, provide for missing stock certificates and perform general services pertaining to the investor relations. Nichols Research shall upon request, provide stock status reports including stockholder statistics, earnings estimates, shares held by institutions and any other reports that can be reasonably created using TXEN data maintained by Nichols Research. Nichols Research shall assist TXEN to manage investors and media relations and to prepare press releases. All public releases of information by TXEN will be authorized in advance by Nichols Research. Investor and Media Relations polices and procedures will be established by the Chief Administrative Officer of Nichols Research (the Nichols' CAO"). Nichols Research shall assist TXEN in its relationship with investment analysts and institutional holders of TXEN stock; Nichols Research will also assist TXEN regarding presentations at financial conferences.

         4.9 Tax Matters. Nichols Research will assist TXEN to prepare and file state and federal income tax returns and will consult with TXEN regarding tax planning matters. The cost of such tax return preparation shall be paid by Nichols Research.

         4.10 Routine Legal Services. Nichols Research shall provide access to and payment of routine legal services. Routine legal services shall not include expenses incurred in connection with litigation, arbitration, government and other audits and acquisitions.

         4.11 Other Services. Other routine services in addition to those enumerated in subsections 4.1 through 4.10, but excluding the services identified in Section 1.2, shall be provided by Nichols Research as reasonably requested by TXEN. Such other services shall include human resources support, publications support, corporate training programs, video teleconferencing, data and voice communications, and trade show support.

5. COOPERATION. TXEN shall corporate with Nichols Research in providing information


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and data reasonably requested by Nichols Research to perform its services hereunder. The parties shall exert best efforts to coordinate with each other in such a manner to enable Nichols Research to furnish the services required hereunder.

6. TXEN'S DIRECTORS AND OFFICERS. Nothing contained herein will be construed to relieve the directors or officers of TXEN from the performance of their respective duties or to limit the exercise of their powers in accordance with the charter or by-laws of TXEN or in accordance with any applicable statute or regulation.

7. LIABILITIES. In furnishing TXEN with management advice and other services as herein provided, neither Nichols Research nor any of its officers, directors or agents shall be liable to TXEN or its creditors or shareholders for errors of judgment or for anything except willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Services Agreement. The provisions of this Services Agreement are for the sole benefit of Nichols Research and TXEN and will not, except to the extent otherwise expressly stated herein, inure to the benefit of any third party.

8. POST-TERMINATION SERVICES. Following a termination of this Services Agreement, corporate administrative services of the kind provided under the services Agreement may continue to be provided to TXEN on an as-requested basis by TXEN or as required in the event it is not practicable for TXEN to provide such services or it is otherwise unable to identify another source to provide such services (as would be the case of administration of employee benefit plans and insurance programs sponsored by Nichols Research and in which TXEN's employees participate) or as otherwise required by Nichols Research acting in is capacity as majority stockholder of TXEN. In the event such services are provided by Nichols Research to TXEN, TXEN shall be charged by Nichols Research a fee equal to the market rate for comparable services charged by third-party vendors. Such fee will be charged monthly and payable by TXEN within thirty days. The obligations of TXEN set forth in this Section 8 shall survive the termination of this Services Agreement.

9. ELECTION OF SECRETARY AND TREASURER. During the term of this Services Agreement, the Board of Directors of TXEN shall elect as Secretary of TXEN the Secretary of Nichols Research and shall elect as Treasurer of TXEN the Chief Financial Officer of Nichols Research. The parties acknowledge that by electing such officers, Nichols Research may provide the services under this Services Agreement more efficiently. The Secretary and Treasurer of TXEN shall serve in such capacities during the term of this Services Agreement without compensation from TXEN.

10. REIMBURSEMENT OF AMOUNTS ADVANCED. TXEN shall promptly reimburse Nichols Research for any amounts paid by Nichols Research to third parties on behalf of TXEN, including advancement of expenses, fees and other charges and any payment to a third party with respect to a guaranty of any debt or obligation of TXEN by Nichols Research. Nichols Research shall pay the travel expenses of its employees while on travel for TXEN.

11. STATUS. Nichols Research shall be deemed to be an independent contractor, and except as expressly provided or authorized in this Services Agreement, shall have no authority to act for or represent TXEN.

12. OTHER ACTIVITIES OF NICHOLS RESEARCH. TXEN recognizes that Nichols


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Research now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of TXEN. Nichols Research shall be free to render such advice and other services, and TXEN hereby consents thereto. Nichols Research shall not be required to devote full time and attention to the performance of its duties under this Services Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary to perform the services required hereunder.

13. NOTICES. All notices, billings, requests, demands, approvals, consents, and other communications which are required or may be given under this Services Agreement shall be in writing and will be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties at their respective addresses set forth below:

    IF TO TXEN:                                 IF TO NICHOLS RESEARCH:
    Mr. H. Grey Wood                            Ms. Patsy L. Hattox
    Nichols TXEN Corporation                    Nichols Research Corporation
    10 Inverness Center Parkway, Suite 500      4090 South Memorial Parkway
    Birmingham, AL  35242                       Huntsville, AL 35202-1326

14. NO ASSIGNMENT. This Services Agreement shall not be assignable except with the prior written consent of the other party to this Services Agreement.

15. APPLICABLE LAW. This Services Agreement shall be governed by and construed under the laws of the State of Alabama applicable to contracts made and to be performed therein.

16. PARAGRAPH TITLES. The paragraph titles used in this Services Agreement are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions thereof.

         IN WITNESS WHEREOF, the parties have caused this Services Agreement to be executed as a sealed instrument by their duly authorized officers as of the date first above written.

                                     Nichols TXEN Corporation

                                     By:  /s/ H. Grey Wood
                                        ---------------------------------
                                              H. Grey Wood
                                              President

                                     Nichols Research Corporation

                                     By:  /s/ Michael J. Mruz
                                        ---------------------------------
                                              Its Chief Executive Officer
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                                    EXHIBIT 1
                       FINANCIAL SERVICES PROVIDED TO TXEN

Banking Services Administration
         Select banks and establish accounts
         Administer cash balances
         Administer outstanding indebtedness
         Administer any debt covenant compliance issues
         Maintain a cash collections and disbursement system
         Arrange letters of credit and cash transfers
         Manage any foreign currency exchange needs.
Financial Management and Information
         Cash management
         Pension fund management
         Leasing management services
         Customer financing
         Information on financial markets and products
         Information on foreign currency, risk assessment and hedge strategies Arrange Credit Support
         Insurance performance and bid bonds
         Letters of credit
         Corporate guarantees
Investment Banking Services
         Advice and support for equity and debt financing
         Manage relationships with debt rating agencies
         Analysis, negotiations, advice and support for mergers and acquisitions



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